EXHIBIT 10.2

AGRICULTURAL GROUND LEASE

THIS AGRICULTURAL GROUND LEASE (“Lease”) is made and entered into as of May 17, 2007 (the “Effective Date”) by and between Lyle Rader, Sue Rader, Brad Rader and Julie Newell (formerly known as Julie Rader) (collectively, “Lessor”), and RADER FARMS ACQUISITION CORP., a Delaware corporation (“Lessee”).

RECITALS

A.            Lessor is the owner of that certain real property located in Whatcom County, Washington, consisting of approximately 696 acres, more or less, as more particularly described on Exhibit ”A” attached hereto and incorporated herein by this reference (the “Property”).

B.            Lessee desires to lease the Property from Lessor and subject to the terms and conditions set forth below, to manage and conduct farming operations on the Property.

C.            Lessor is willing to lease the Property to Lessee, subject to the terms and conditions set forth below.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Leased Premises.  Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, upon the terms and conditions set forth in this Lease, the approximately 696 acres of real property described in Exhibit ”A”, together with all improvements and structures thereon and all appurtenant rights thereto, including, without limitation, wells, pumps, motors, electrical panels, electrical hookups, water discharge facilities, pipelines, irrigation systems, easements, rights-of-way for ingress and egress, licenses and water rights and privileges (collectively, the “Premises”).

2.             Term.  The term of this Lease shall commence on the Effective Date, and end ten (10) years thereafter (the “Lease Term”).

3.             Rent.

3.1          Commencement of Rent Payments.  As and for rental of the Premises, Lessee shall pay to Lessor annual rent (the “Rent”) in the amounts determined in accordance with this Section 3, such Rent to be paid in equal monthly installments on or before the first (1st) day of each month.

3.2          Payment.  All payments of Rent shall be payable in lawful money of the United States of America in immediately available funds, and shall be payable without offset, deduction or counterclaim except as otherwise allowed herein, and without notice or demand at the address of Lessor specified in Section 30 below or at such other address as Lessor may designate from time to time to Lessee in writing.

3.3          Initial Rent.  Beginning on the Effective Date and continuing until May 17, 2017, Rent will be due and payable at the rate of Forty-Three Thousand Five Hundred and No/100 Dollars ($43,500.00) per month (Five Hundred Twenty-Two Thousand and No/100 Dollars ($522,000.00) per annum).

3.4          Rent After Tenth Year.  Beginning on May 18, 2017, Rent shall increase to Fifty-Two Thousand Two Hundred and No/100 Dollars ($52,200.00) per month (Six Hundred Twenty-Six Thousand Four Hundred and No/100 Dollars ($626,400.00) per annum).

3.5          Pro Rata Rent.  If the Effective Date occurs on a date other than the first day of a month, and if the rent increase specified in Section 3.4 above commences on other than the first day of a month, Rent shall be prorated in such month on the basis of the actual number of days in such month.

4.             Real Property and Water District Taxes and Assessments; Water Costs.  All real estate taxes, assessments or similar levies of any kind and all water district taxes, assessments or similar levies of any kind levied against the Premises as of the Effective Date and assessed or falling due during the Lease Term shall be paid by Lessee.  All such taxes, assessments or similar levies shall be prorated for Lessee’s period of occupancy.  All taxes and assessments assessed against or attributable to improvements placed upon the Premises by the Lessee and Lessee’s personal property on the Premises, shall be paid by Lessee.  The cost of water, together with any water standby or other charges, necessary for the adequate and proper irrigation of crops grown on the Premises shall be borne by Lessee.

5.             Utilities.  Lessee shall pay for all charges for light, power, and all other services and utilities supplied to the Premises during the Lease Term.

6.             Water Supply.  Any and all of Lessor’s rights to extract any groundwater beneath the Premises, use of any irrigation district facilities serving the Premises, and any future allocations of irrigation water from any irrigation district to which the Premises might be entitled during the Lease Term are hereby transferred to Lessee for the Lease Term.

7.             Compliance with Laws; Waste.

7.1          Compliance with Laws.  Lessee shall not do or suffer to be done on or about the Property, anything that would or does violate or conflict with any law, ordinance, rule or regulation now in force or effect, or that may hereinafter be enacted, promulgated or adopted by Federal, State or local authorities.

7.2          Waste.  Lessee shall not commit or suffer to be committed any waste on the Premises (provided that, the use or application of pesticides, herbicides, sprays or other materials on the Premises or on any crops, in accordance with federal, state or county laws and regulations, shall not constitute waste).  Lessee shall not maintain any nuisance on the Premises, and shall not use the Premises for any unlawful purposes.  Lessor and Lessee acknowledge and agree that any and all deterioration of the Premises due to salinity, drainage and related problems or the use of the Premises by Lessee in accordance with normal and customary agricultural practices does not constitute waste or a nuisance or a breach of any of the terms of this Lease.

8.             Use of Property.  The Premises shall be used only for planting, caring for, harvesting, and processing (including freezing and storing) of crops and for other incidental uses.  In so doing, Lessee will comply with all requirements of law and governmental regulations thereunder.

9.             Department of Agriculture Rules and Regulations.  Lessee shall have the use of any contract acres, crop base, yield, history, allotment and other farm program attributes allocated to the Premises, and Lessee may farm the same in combination with any other real property of which Lessee is the owner or operator, provided that such use shall at all times conform to the rules and regulations of the U.S. Department of Agriculture (“USDA”).  Lessor shall execute such documents as may be necessary in order to combine the Premises with such other property into a single farm unit for USDA purposes.  Lessor disclaims all representations and warranties as to the contract acres, crop base, yield, history, allotment and other farm program attributes allocated to the Premises.  The parties agree and understand that at the expiration of the Lease Term, all of the contract acres, crop base, yield, history, allotment and other farm program attributes allocated to the Premises as of the inception of this Lease shall revert to Lessor.

10.          Environmental Indemnity and Covenants.

10.1        Lessor’s Representations and Warranties.  Lessor represents and warrants, to the best of its knowledge, that any handling, transportation, storage, treatment or usage of Hazardous Substances (as defined in Section 10.6 below) that has occurred on the Premises during the period of its ownership has been in compliance with all Environmental and Safety Requirements (as defined in Section 10.5 below).  Lessor further represents and warrants that, to the best of its knowledge and belief and except as otherwise disclosed to Lessee in writing, any currently known Hazardous Substances which might be present above, on, or beneath the Premises do not exceed those concentrations which would violate current applicable laws and regulations.

10.2        Lessor’s Indemnity of Lessee.  Lessor hereby agrees to indemnify and hold harmless Lessee from and against, any and all losses, costs, claims, or damages to the Premises or suffered by Lessee resulting from use, generation, manufacture, production, storage, release, discharge, or disposal of Hazardous Substances on, under, or about the Premises which are caused by Lessor or occurred prior to the commencement of this Lease.  Further, Lessor assumes all liabilities for any clean-up, remediation, and/or restoration costs which result from such use, generation, manufacture, production, storage, release, discharge, or disposal of Hazardous Substances which are caused by Lessor or occurred prior to the commencement of this Lease.

10.3        Lessee’s Indemnity of Lessor.  Lessee hereby agrees to indemnify and hold harmless Lessor from and against, any and all losses, costs, claims, or damages to the Premises or suffered by Lessor resulting from use, generation, manufacture, production, storage, release, discharge, or disposal of Hazardous Substances on, under, or about the Premises which are caused by Lessee or occur during the Lease Term, other than caused by Lessor.  Further, Lessee assumes all liabilities for any clean-up, remediation, and/or restoration costs which result from such use, generation, manufacture, production, storage, release, discharge, or disposal of

Hazardous Substances which are caused by Lessee or occur during the Lease Term, other than caused by Lessor.

10.4        Covenants Regarding Use.  Lessee covenants that during the Lease Term it will not use, generate, manufacture, produce, store, release, discharge, or dispose of on, under or about the Premises or transport to or from the Premises any Hazardous Substances except:  (i) petroleum, gasoline or diesel fuel, propane or natural gas used to operate motor vehicles or farm machinery or equipment; and (ii) Hazardous Substances used in the production of agricultural crops on the Premises or activities related thereto, which are commonly used for such purposes in the vicinity of the Premises, and which are used in compliance with applicable laws.

10.5        “Environmental and Safety Requirements” Defined.  “Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release (as “Release” is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time), threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor or radiation, as the foregoing are enacted and in effect on the Closing Date.

10.6        “Hazardous Substances” Defined.  The term “Hazardous Substances” means any substance or material that is considered, described, characterized or listed as a toxic or hazardous substance, waste or material, or a pollutant, or a contaminant or an infectious waste, or words of similar import, in or under any applicable Environmental and Safety Requirements, or chemicals, substances, materials or compounds that are otherwise subject to regulation, prohibition, control or remediation under or that give rise to liability under, any applicable Environmental and Safety Requirements, and includes asbestos, petroleum and petroleum products, methyl tertiary-butyl ether, polychlorinated biphenyls, urea formaldehyde, radon gas and radioactive matter.

11.          Concerning the Premises.  Lessor represents and warrants to Lessee that it is the sole and lawful record and beneficial owner of the Premises and that it has the full authority to enter into this Lease and perform as herein contemplated.  Lessor warrants quiet possession of the Premises in Lessee during the Lease Term.  In the event Lessee defaults under any lien, encumbrance, agreement for sale, mortgage or deed of trust against the Premises which may jeopardize Lessee’s leasehold estate, Lessee may, but is not required to, pay amounts then due under such lien, encumbrance, agreement for sale, mortgage or deed of trust and offset such payment against the rent coming due hereunder.

12.          Indemnity and Insurance.

12.1        Indemnity of Lessor.  Except as otherwise provided in this Lease, Lessee shall indemnify, defend, and hold Lessor, Lessor’s employees and agents, and Lessor’s property harmless from and against all claims, losses, damages, liabilities and expenses (including attorneys’ fees) arising from personal injury or physical damage to any person or property occurring on the Premises and caused by Lessee, Lessee’s employees, agents or representatives, or due to Lessee’s operations on the Premises during the Lease Term.  The obligation of Lessee to indemnify, defend, and hold harmless Lessor, however, shall not apply to, and Lessee shall not be liable for, claims, losses, damages, liabilities and expenses as and to the extent the same arise from or relate to (i) the negligence or willful misconduct of Lessor or Lessor’s employees, agents or representatives, or (ii) any condition on, of or affecting the Premises on or prior to the Effective Date.

12.2        Indemnity of Lessee.  Lessor shall indemnify, defend and hold Lessee harmless from all claims, losses, damages, liabilities and expenses (including attorneys’ fees) arising from or relating to (i) the negligence or willful misconduct of Lessor or Lessor’s employees, agents or representatives, or (ii) any condition on, of or affecting the Premises prior to the Effective Date.

12.3        Insurance.  Lessee shall, at Lessee’s sole expense, keep and maintain in full force during the term hereof, (a) worker’s compensation insurance, unless Lessee has no employees, (b) a general liability insurance policy (covering both bodily injury and property damage) in an amount not less than One Million Dollars ($1,000,000.00) for injury or death of one person, in an amount not less than Five Million and No/100 Dollars ($5,000,000.00) for injury or death of more than one person in any one accident or occurrence, and property damage insurance in an amount not less than Two Million and No/100 Dollars ($2,000,000.00).  Lessee shall also maintain property insurance for no less than the replacement cost of the equipment and structures on the Premises and designate Lessor as loss payee.  Said policies shall name Lessor as additional insured and shall provide that policy will not be cancelled or reduced in coverage without ten (10) days’ written notice to Lessor.

13.          Farming Practices.  Lessee agrees to use the commercially reasonable practices and measures to prevent the entry or growth of Johnson grass, morning glory, Bermuda grass, knapweed and other noxious weeds or grasses upon the Premises, including necessary control measures on adjacent or adjoining public and private roads, ditches, banks, fence lines, lanes and ways.  It shall be the responsibility of the Lessee to maintain clear vehicular access to and around all water distribution and drainage collection facilities.  It shall be the obligation of Lessee to bear the expense of compliance with all lawful requirements governing extermination and destruction of noxious growth, rodents and harmful insects and protection against orchard and plant infection on the Premises and adjacent property.

14.          Improvements and Mechanic’s Liens.  Except for maintenance required pursuant to Section 15 of this Lease, Lessee shall not construct, alter or repair structures of any character upon the Premises without first obtaining the written consent of Lessor, which consent shall not be unreasonably withheld or delayed.  Lessee shall pay for all materials joined or affixed to the Premises, and pay in full all persons that perform labor upon Premises at Lessee’s instance or request.  Lessee shall not permit or suffer any mechanic’s, materialmen’s or other liens of any kind or nature to be enforced against the Premises for any work done, or materials furnished thereon, at Lessee’s instance or request.  Lessee agrees to indemnify, defend and hold Lessor harmless against any and all such liens.  Lessor shall have the right to pay any amount required to release any such lien or liens, or to defend any action brought thereon, and to pay any judgment entered therein.  Lessee shall be liable to Lessor for all costs, damages and reasonable attorneys’ fees and any amounts expended in defending any proceedings, or in the payment of any of said liens or any judgment obtained therefor.  Lessor may post and maintain upon the Premises notice of non-responsibility as provided by law.

15.          Repairs and Upkeep.  Lessee, at Lessee’s expense, shall keep in good condition and repair all buildings, fences, wells, pumping plants, and irrigation systems or other improvements now located upon the Premises, whether the property of Lessor or Lessee.  Upon the termination of this Lease, Lessee shall leave the same in as good repair as they now are, damage by the elements, acts of God and ordinary wear and tear excepted.  Lessor shall not be called upon or required to make any repairs or incur any expenses of any kind or nature, upon or in connection with the Premises or improvements, for and during the Lease Term.

16.          Right of First Offer.

16.1        In the event that Lessor desires to sell the Property or a portion thereof during the term of this Lease, Lessor shall notify Lessee in writing of such desire, and shall designate in writing the purchased price, down payment, interest rate, closing date, and other material terms of the purchase which Lessor is willing to accept.

16.2        Within thirty (30) days after the Lessor’s notice provided under Section 16.1, Lessee shall notify the Lessor in writing either (i) that Lessee desires to purchase the Property from the Lessor, or (ii) that Lessee does not desire to purchase the Property.  If Lessee elects to purchase the Property, then the parties will execute a purchase and sale agreement for the Property within thirty (30) days of Lessee’s notice to the Lessor of desire to purchase the Property.  If Lessee does not elect to purchase the Property from the Lessor, then the Lessor shall, within one (1) year thereafter, have the right to sell, convey, trade, or exchange the Property to a third party on terms that are the same or more favorable to the Lessor than the Lessor’s original terms as set forth in Lessor’s notification to Lessee, which sale, conveyance, trade or exchange of the Property shall be subject to all the terms and conditions of this Lease, except for Lessee’s right of first offer under this Section 16 which shall be thereafter be extinguished.

16.3        For the purposes of this Section 16, a higher purchase price shall be considered more favorable to the Lessor than a lower purchase price, a higher down payment more favorable than a lower down payment, and a higher interest rate (in the event of seller financing) more favorable than a lower interest rate.  If the Lessor does not sell, convey, trade, exchange, or otherwise dispose of the Property within the period specified in Section 16.2, or if the Lessor desires to sell, convey, trade, or exchange the Property at a price, down payment, interest rate, and other material terms less favorable to the Lessor than those terms as set forth in the initial notice to Lessee, the Lessor shall first resubmit the Property or portion thereof to Lessee pursuant to the provisions of this Section.

16.4        Any sale of the Property by Lessor during the term of the Lease shall be subject to all the terms and conditions of this Lease, including but not limited to Lessee’s option to purchase a portion of the Property as set forth in Section 37 and, unless Lessee’s right of first offer has been extinguished under Section 16.2 above or Section 37.8 below, Lessee’s right of first offer to purchase the Property as set forth in this Section 16.

17.          Subleasing and Assigning.  Lessee shall have no right to assign this Lease or sublease the Premises, or portions thereof, without the prior written consent of Lessor.  A consent by Lessor to one assignment, subletting, occupation or use by another person shall not exhaust any covenant against assigning or subletting, but the same shall remain in full force and effect notwithstanding one or more consents, or be deemed to be a consent to any subsequent assignment, subletting, occupation or use by another person.  Any encumbrance, assignment, transfer or subletting without the prior written consent of Lessor, whether it be voluntary or involuntary, by operation of law or otherwise, is void and shall, at the option of Lessor, terminate this Lease.  The consent of Lessor to any such assignment of Lessee’s interest in this Lease or the subletting by Lessee on the Premises shall not unreasonably be withheld.

18.          Surrender of Premises.  Immediately upon the expiration or earlier termination of this Lease, Lessee shall surrender possession of the Premises to the then current owner of the Premises, excepting that Lessee shall be permitted to care for, harvest and remove any crops then growing on the Premises.

19.          Lessee’s Bankruptcy.  If Lessee is adjudicated as bankrupt, or shall make an assignment for the benefit of creditors, or file a voluntary petition under any law (having for its purpose the adjudication of Lessee as bankrupt, or the extension of time of payment, composition, adjustment, modification, settlement or satisfaction of the liabilities of Lessee), or receiver be appointed for the property of Lessee by reason of the insolvency of Lessee, notwithstanding anything to the contrary elsewhere in this Lease, Lessor shall have the immediate right to terminate this Lease and to take exclusive possession of the Premises.  The acceptance of rent or other payment for the use of the Premises shall not constitute a waiver of Lessor’s right to terminate this Lease as above set forth.

20.          Lessor’s Right of Entry.  Lessor and its agents or representative shall have the right, upon notice and during reasonable business hours, to enter upon the Premises, to inspect the same or any crops growing or harvested thereon or being removed therefrom, the improvements therein, appurtenances thereto, and all equipment located thereon.  Lessor shall also have the right to enter the Premises to exercise, protect or defend any of the rights reserved to Lessor hereunder.

21.          No Warranty.  Lessee expressly acknowledges that Lessor has made no warranty in this Lease and no warranty shall be implied by reason of any term or provision of this Lease concerning the availability or sufficiency of water or any other utility for use upon the Premises; nor has Lessor made any warranty in this Lease concerning the sufficiency of wells, pumping plants, canals, pipelines or any other irrigation equipment for provision of water to the crops, any dwellings or machinery upon the Premises; nor has Lessor made any warranty in this Lease concerning the sufficiency of any provisions for the control of flooding of the Premises, nor has

Lessor made any warranty in this Lease concerning the sufficiency of adequacy of the Premises for the use or uses intended by Lessee.

22.          Holding Over.  Any holding over after the Lease Term with the consent of Lessor expressed or implied shall not extend the Lease Term or renew this Lease, regardless of the period of holding over.  Any such holding over shall constitute a tenancy from month to month upon each and every term, condition and covenant of this Lease insofar as the same may be applicable, excepting that the rental reserved shall be at the rate of one hundred and fifty percent (150%) of the immediately prior monthly rental rate.

23.          Condemnation.  In the event the Premises or any part thereof are taken or sold under threat of condemnation, the rental shall be reduced pro rata to the Premises and improvements for the taking thereof, and shall be payable to Lessor, and Lessee does sell, assign, transfer and set over any interest Lessee might otherwise have in and to such compensation to Lessor.  Lessee shall, nevertheless, be entitled to any compensation for damages paid with respect to unharvested growing crops resulting from such condemnation.

24.          Default.  The failure by Lessee to observe or perform any covenant, condition or provision of this Lease to be observed or performed by Lessee, where such failure continues for a period of thirty (30) days after written notice from Lessor to Lessee shall constitute a default under this Lease by Lessee.  Notwithstanding the foregoing, Lessor shall not terminate this Lease or disturb or terminate Lessee’s possession unless such default continues for an additional fifteen (15) days after Lessee’s receipt of a second notice of such failure.  Such second notice must (a) be given at least thirty (30) days after the first notice, (b) must state in bold type that it is a second notice, (c) must state in bold type that the Lease may be terminated or that Lessee’s right of occupancy may be terminated if such failure is not cured within fifteen (15) days, and (d) must specify the nature of the default and the cure demanded.  If such failure continues after such second notice, Lessor shall have the right to take possession Premises or relet the Premises.

25.          Waiver and Modification.  This Lease may be amended or supplemented only by a written instrument signed by the parties hereto.

26.          Severability.  In the event any provision of this Lease shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remaining provisions of this Lease shall nonetheless remain in full force and effect.

27.          Construction of Lease.  The paragraph headings in this Lease have been inserted for convenience only, and shall not be considered or referred to in resolving questions of interpretation or construction.  In determining the meaning of, or resolving any ambiguity with respect to, any provision of this Lease, such provision shall be interpreted without construing such provision in favor of or against the party responsible for drafting this document.

28.          Further Assurances.  Lessee and Lessor shall, at their own expense, execute, acknowledge and deliver all instruments and documents and take all actions as may reasonably be required in order to carry out the intent of, and the transactions contemplated by, this Lease.

29.          Attorneys’ Fees.  In any action or proceeding by either party to enforce this Lease or any provisions thereof, the prevailing party shall be entitled to all costs and reasonable attorneys’ fees.

30.          Notices.  Any notice to be given to either party by the other shall be in writing and deemed served on the date of delivery if hand delivered to the person to whom notice is to be given, and on the third (3rd) day after mailing if sent by certified mail, with postage prepaid and return receipt requested, and addressed as follows:

Notices to Lessor:	with a copy to:

Rader Farms, Inc. 1270 East Badger Road Lynden, Washington 98264 Attn: Lyle Rader Fax: (360) 354-7070	Hillis Clark Martin & Peterson, P.S. 1221 Second Avenue, Suite 500 Seattle, Washington 98101 Attn: Gabriel S. Rosenthal Fax: (206) 623-7789

Notices to Lessee:	with a copy to:

Rader Farms Acquisition Corp. c/o The Inventure Group, Inc. 5050 North 40th Street, Suite 300 Phoenix, Arizona 85018 Attention: Steve Weinberger Fax: (602) 522-2690	Osborn Maledon, PA 2929 North Central Ave., 21st Floor Phoenix, Arizona 85012 Attention: Christopher S. Stachowiak Fax: (602) 664-2055

31.          Binding Effect.  The provisions of this Lease shall benefit and bind the heirs, successors, executors, administrators and assigns of all parties to this Lease.

32.          Time.  Time is of the essence of this Lease.

33.          Entire Agreement.  This Lease constitutes the entire agreement between the parties pertaining to the lease of the Premises, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties with regard thereto.  No supplement, modification or amendment of this Lease shall be binding unless executed in writing by all of the parties hereto.

34.          Relationship Limited.  It is expressly understood and agreed that the relationship of Lessor and Lessee is one of Lessor and Lessee and not one of partnership or joint venture, and that Lessor shall not become responsible for any debt or obligation contracted or incurred by Lessee nor shall Lessee become responsible for any debt or obligation contracted or incurred by Lessor.

35.          Authority.  Each party represents and warrants to the other that (i) such party has the requisite legal capacity and authority to enter into and fully perform each and all of their obligations under this Lease and (ii) this Lease does not in any way violate any covenant, contract, agreement, instrument or understanding by which such party is bound.

36.          Recordation.  The parties agree that Lessee may, during the Lease Term, record a memorandum of this Lease, subject to Lessor’s prior approval of any such memorandum.

37.          Option to Purchase.  Lessor hereby grants to Lessee an option to purchase either (a) that portion of the Premises on which the processing plant is currently located as described on Exhibit ”B” (the “Building Land”), or (b) the Property, on the terms and conditions set forth in this Section 37.

37.1        Exercise.  The option may be exercised by written notice to Lessor no earlier than one hundred eighty (180) days and no later than ninety (90) days prior to the expiration of the Term of this Lease.

37.2        Price.  The purchase price shall be the fair market value of the Building Land or the Property, depending on which Lessee elects to purchase, as land only and without considering the value of any buildings or other improvements.  The purchase price shall be paid in cash at close of escrow.  If the parties cannot agree upon the value of the land within thirty (30) days after Lessee shall have exercised the option, the parties shall appoint an arbitrator to establish the value of the land.  If the parties cannot agree upon an arbitrator, the then presiding judge of Whatcom County Superior Court shall appoint the arbitrator.  The arbitrator must be a licensed appraiser with at least five years experience valuing land in the general area of the Property.  The decision of the arbitrator shall be final.  Lessor and Lessee shall split the arbitrator’s fees.

37.3        Closing.  The closing shall occur on the date this Lease expires, or such earlier date as the parties shall agree.

37.4        Escrow Agent.  Closing shall occur at Chicago Title Insurance Company located at 1616 Cornwall Avenue, Suite 115, Bellingham, Washington 98225.

37.5        Title.  Marketable fee title shall be conveyed to Lessee by general warranty deed subject only to those matters to which the Building Land or Property was subject as of the date of this Lease, and shall be insured by a standard owner’s policy of title insurance subject only to said matters and the usual exceptions and exclusions in such form of policy.

37.6        Closing Costs.  Escrow fees shall be split equally between Lessor and Lessee, Lessor shall pay the cost of the owners policy of title insurance, and all other closing costs and prorations shall follow prevailing custom.

37.7        Cooperation.  The parties shall take such actions and shall execute such documents as shall be necessary to close escrow and to carry out the intent and purpose of this Section 37.

37.8        Failure to Exercise/Close.  In the event either (i) Lessor does not exercise the option to purchase set forth in this Section 37 by providing notice within the time period specified in Section 37.1 above, or (ii) closing of the option to purchase set forth in this

Section 37 does not occur within the time period required through no fault of Lessor, then, in either event, Lessor shall be free to sell or otherwise transfer the property to any third party or related party and Lessee shall have no further rights under this Section 37 or Section 16 above.

37.9        Additional Acreage.  It is acknowledged that the land described on Exhibit “C”, consisting of approximately 40 acres, is not currently farmable due to environmental restrictions.  At such time as the land or some portion thereof becomes legally farmable, Lessor shall notify Lessee and such additional farmable acreage shall be added to this Lease upon all the same terms and conditions, except that the rent hereunder shall be increased by $750.00 per acre per year for the initial ten years of the term of this Lease and by $900.00 per acre per year for the second ten years, payable monthly, commencing upon the delivery of such land to Lessee in a farmable condition.

IN WITNESS WHEREOF, the parties hereto have executed this lease as of the year and day first written above.

LESSEE:

RADER FARMS ACQUISITION CORP.,
a Delaware corporation

By	/s/ Steve Weinberger
Name	Steve Weinberger
Its	CFO/Secretary

LESSOR:

/s/ Lyle Rader	/s/ Sue Rader
LYLE RADER	SUE RADER

/s/ Brad Rader	/s/ Julie Newell
BRAD RADER	JULIE NEWELL
(fka Julie Rader)

STATE OF ARIZONA COUNTY OF MARICOPA	}	ss.

On this day personally appeared before me Steve Weinberger, to me known to be the CFO/Secretary of RADER FARMS ACQUISITION CORP., the Delaware corporation that executed the foregoing instrument, and acknowledged such instrument to be the free and voluntary act and deed of such corporation, for the uses and purposes therein mentioned, and on oath stated that [he/she] was duly authorized to execute such instrument.

GIVEN UNDER MY HAND AND OFFICIAL SEAL this 15th day of May, 2007.

/s/ Pamela A. Dahlmeier
Printed Name Pamela A. Dahlmeier
[OFFICIAL SEAL]	NOTARY PUBLIC in and for the State of Washington,
residing at Phoenix, AZ
My Commission Expires May 11, 2009

STATE OF WASHINGTON COUNTY OF WHATCOM	}	ss.

On this day personally appeared before me LYLE RADER and SUE RADER, to me known to be the individuals that executed the foregoing instrument, and acknowledged such instrument to their the free and voluntary act and deed, for the uses and purposes therein mentioned.

GIVEN UNDER MY HAND AND OFFICIAL SEAL this 16th day of May, 2007.

/s/ Jolene M. Burdette
[OFFICIAL SEAL]	Printed Name Jolene M. Burdette
NOTARY PUBLIC in and for the State of Washington,
residing at Whatcom County/Everson
My Commission Expires March 19, 2010

STATE OF WASHINGTON COUNTY OF WHATCOM	}	ss.

On this day personally appeared before me BRAD RADER, to me known to be the individual that executed the foregoing instrument, and acknowledged such instrument to be his free and voluntary act and deed, for the uses and purposes therein mentioned.

GIVEN UNDER MY HAND AND OFFICIAL SEAL this 16th day of May, 2007.

/s/ Jolene M. Burdette
Printed Name Jolene M. Burdette
[OFFICIAL SEAL]	NOTARY PUBLIC in and for the State of Washington, residing at Whatcom County/Everson
My Commission Expires March 19, 2010

STATE OF WASHINGTON COUNTY OF KING	}	ss.

On this day personally appeared before me JULIE NEWELL (f.k.a. Julie Rader), to me known to be the individual that executed the foregoing instrument, and acknowledged such instrument to be her free and voluntary act and deed, for the uses and purposes therein mentioned.

GIVEN UNDER MY HAND AND OFFICIAL SEAL this 16th day of May, 2007.

/s/ Gabriel Rosenthal
[OFFICIAL SEAL]	Printed Name Gabriel Rosenthal
NOTARY PUBLIC in and for the State of Washington, residing at Seattle, Washington
My Commission Expires April 19, 2010

GUARANTY

IN CONSIDERATION OF, and as an inducement for the granting, execution and delivery of that certain Agricultural Ground Lease, dated May 18th, 2007 (the “Lease”) between Lyle Rader, Sue Rader, Brad Rader and Julie Newell (formerly known as Julie Rader) (collectively, “Landlord”), and RADER FARMS ACQUISITION CORP., a Delaware corporation (“Tenant”), and as a material inducement for Landlord to enter into the Lease, THE INVENTURE GROUP, INC., a Delaware corporation (the “Guarantor”), hereby guarantees to Landlord, its successors and assigns, the full, prompt and timely payment of Rent, as defined in the Lease, and any and all other sums and charges payable by Tenant, its successors and assigns, under the Lease and the full, prompt and timely performance and observance of all of the covenants, terms, conditions and agreements therein provided to be performed and observed by Tenant, its successors and assigns.  Guarantor hereby covenants and agrees to and with Landlord, its successors and assigns, that if default shall at any time be made by Tenant, its successors and assigns, in the payment of any such sums or in the performance of any of the terms, covenants, provisions or conditions contained in the Lease, Guarantor shall forthwith pay such sums to Landlord, its successors and assigns, upon demand and shall forthwith faithfully perform and fulfill all of such terms, covenants, conditions and provisions, and will forthwith pay to Landlord all damages that may arise in consequence of any default by the Tenant, its successors and assigns under the Lease, including, without limitation, all reasonable attorneys’ fees and costs incurred by Landlord or caused by any such default and/or by the enforcement of the Lease and this Guaranty.

This Guaranty is an absolute and unconditional personal Guaranty of payment and of performance.  It shall be enforceable against Guarantor, its heirs, successors and assigns, without the necessity for any suit or proceedings on Landlord’s part of any kind or nature whatsoever against Tenant, its successors and assigns, and without the necessity of any notice of nonpayment, nonperformance or non-observance or of any notice of acceptance of this Guaranty, or of any other notice or demand to which the Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives.  Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected or impaired by reason of the assertion or the failure to assert by Landlord against the Tenant, or Tenant’s successors and assigns, of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease.

The Guaranty shall be a continuing Guaranty, and the liability of Guarantor hereunder shall in no way be affected, modified or diminished by reason of any assignment, renewal, amendment, modification or extension of the Lease or by reason of any modification, amendment or waiver of or change in any of the terms, covenants, conditions or provisions of the Lease, or by reason of any extension of time that may be granted by Landlord to Tenant, its successors or assigns, or by reason of any dealings or transactions or matter or things occurring between Landlord and Tenant, its successors or assigns, whether or not notice thereof is given to Guarantor.  This Guaranty shall be construed under the provisions of Washington law.

All of Landlord’s rights and remedies under the Lease or under this Guaranty are intended to be distinct, separate and cumulative and no such right and remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any of the others.

EXECUTED as of May 18th, 2007.

GUARANTOR:

THE INVENTURE GROUP, INC.,
a Delaware corporation

By	/s/ Steve Weinberger
Name	Steve Weinberger
Its	CFO

EXHIBIT A

PROPERTY DESCRIPTION